PROMISSORY NOTE

$38,000.00 Date: February 1, 2016

FOR VALUE RECEIVED, the undersigned, Skinvisible, Inc., of 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120 promises to pay to the order of Victor Voebel Jr. (“Lender”), whose address is 12 Massey Row, Sugar Land, Texas 77479, or such other place as the Lender may designate in writing to the undersigned, the principal sum of Thirty Eight Thousand Dollars ($38,000.00), together with interest thereon from date hereof until paid, at the rate of ten percent (10%) per annum as follows: The entire principal and interest amount shall be repaid on or before February 15, 2017. As payment for the loan the company agrees to gift 400,000 shares of Skinvisible, Inc at a deemed value of $0.02 per share.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty.

Upon written request by Lender, the principal of this loan may be converted to common shares of Skinvisible, Inc. at the price of $0.02 per share plus ½ warrant at any time up until February 1, 2017. Warrants shall be issued at $0.02 per share and may be converted equal to 1 share for every 2 warrants issued and shall expire 1 year from conversion of the loan conversion date.

This note is made and executed under, and is in all respects governed by, the laws of the State of Nevada.

/s/ Terry Howlett

President & CEO

Skinvisible, Inc.